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EXHIBIT 99.3

WRITTEN CONSENT

IN LIEU OF MEETING OF STOCKHOLDERS OF

HOTELS.COM

April 9, 2003

        The undersigned, USA Interactive (the "Stockholder"), a Delaware corporation and the holder of 38,999,100 shares of Class B Common Stock ("Class B Common Stock"), par value $0.01 per share, of Hotels.com, a Delaware corporation (the "Company"), which constitute a majority of the aggregate voting power of the issued and outstanding shares of Class A common stock, par value $0.01 per share, of the Company ("Class A Common Stock" and, together with the Class B Common Stock, the "Company Common Stock") and Class B Common Stock, voting together as a single class, acting in lieu of a meeting pursuant to applicable law, including pursuant to Section 228 of the General Corporation Law of the State of Delaware, and pursuant to the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company, does hereby consent to the taking of the following actions and the adoption of the following resolution:

Merger Agreement

        WHEREAS, the Board of Directors of the Company (the "Board"), based on the recommendation of a Special Committee of the Board of Directors, has (i) determined that the Merger (as defined below) is fair and in the best interests of the holders of Class A Common Stock, other than the Stockholder and its affiliates, (ii) authorized the Company to enter into an Agreement and Plan of Merger, by and among the Company, the Stockholder, and Hermitage Merger Corp., a Delaware corporation ("Merger Sub"), dated as of April 9, 2003 (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), and (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

        NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby approved and adopted.

        The undersigned hereby directs that this consent be delivered, by hand or by certified or registered mail, return receipt requested, to the Company by delivery to its registered office in the State of Delaware, to its principal place of business or to an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders of the Company are recorded, pursuant to Section 228(a) of the General Corporation Law of the State of Delaware.

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        IN WITNESS WHEREOF, the undersigned has duly executed this consent as of the date first above written.

USA INTERACTIVE
By:	/s/ JULIUS GENACHOWSKI Name: Julius Genachowski Title: Executive Vice President General Counsel and Secretary

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WRITTEN CONSENT IN LIEU OF MEETING OF STOCKHOLDERS OF HOTELS.COM
Merger Agreement